Exhibit 99.6

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        Marathon Oil Corporation is engaged in worldwide exploration, production and marketing of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products, primarily in the Midwest, the upper Great Plains and southeastern United States; and worldwide marketing and transportation of products manufactured from natural gas, such as LNG and methanol, and development of other projects to link stranded natural gas resources with key demand areas. Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and Selected Notes to Consolidated Financial Statements, the Supplemental Statistics and our 2006 Annual Report on Form 10-K.

        Certain sections of Management's Discussion and Analysis of Financial Condition and Results of Operations include forward-looking statements concerning trends or events potentially affecting our business. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "targets," "plans," "projects," "could," "may," "should," "would" or similar words indicating that future outcomes are uncertain. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in the forward-looking statements. For additional risk factors affecting our business, see Item 1A. Risk Factors in our 2006 Annual Report on Form 10-K.

        Marathon holds a 60 percent interest in Equatorial Guinea LNG Holdings Limited ("EGHoldings"). The remaining interests are held by Sociedad Nacional de Gas de Guinea Equatorial ("SONAGAS") (25 percent interest), Mitsui & Co., Ltd. (8.5 percent interest) and a subsidiary of Marubeni Corporation (6.5 percent interest). Unless specifically noted as being after minority interests, amounts for the Integrated Gas segment include amounts related to these minority interests.

Overview and Outlook

Operational Highlights

During the first quarter of 2007, we:

•
Announced three exploration discoveries in deepwater Angola;

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Announced the Droshky discovery in the Gulf of Mexico;

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Progressed the Neptune development in deepwater Gulf of Mexico, with first production expected by early 2008;

•
Continued commissioning of the Alvheim/Vilje project in Norway;

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Commenced construction of the Garyville, Louisiana, refinery expansion;

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Continued construction of the 110 million gallon per year joint venture ethanol facility in Greenville, Ohio; and

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Continued commissioning activities on the Equatorial Guinea LNG production facility, with first shipment of LNG expected in the second quarter of 2007.

Exploration and Production ("E&P")

        Net liquid hydrocarbon and natural gas sales during the first quarter of 2007 averaged 339 thousand barrels of oil equivalent per day ("mboepd"). Sales volumes may vary from production available for sale primarily due to the timing of liquid hydrocarbon liftings and natural gas sales from certain of our international operations.

        During the first quarter of 2007, we announced three exploration successes in deepwater Angola and one in the Gulf of Mexico. The Caril and Manjericao discovery wells are located on Block 32 in deepwater Angola, where we hold a 30 percent outside-operated interest, and the Miranda discovery well is located on Block 31, where we hold a 10 percent outside-operated interest. These discoveries move both deepwater Angola blocks closer toward establishment of commercial developments. The Droshky discovery well (previously named Troika Deep) in the Gulf of Mexico is located on Green Canyon Block 244. One successful appraisal sidetrack well has been drilled and a second lateral appraisal sidetrack well is being drilled, which will complete our appraisal process. This potential development would be through the Troika Unit infrastructure, which is located approximately two miles from the well. We hold a 100 percent interest in the Droshky well and a 50 percent outside-operated interest in the Troika Unit.

        Also in Angola, we have participated in five wells on Blocks 31 and 32, the results of which have not been announced. We will announce details related to those wells upon approval of the Angola government.

        In Norway, the Alvheim/Vilje development project has entered the commissioning stage, during which additional work has been identified as necessary to bring the floating production, storage and offloading vessel ("FPSO") into compliance with Norwegian codes and regulations and to fully integrate the existing ship systems with the new topside facilities. This additional work, along with intense market demand for labor in Norway and additional drilling activity, has contributed to increased costs for the project. First production is now expected in the third quarter of 2007 and a peak net rate of approximately 75 mboepd is expected in 2008.

        Our 2007 production available for sale is still expected to average between 390 and 425 mboepd, excluding the impact of acquisitions and dispositions. This wide range considered the possibilities of delays in major project delivery dates; however, it is likely that actual production available for sale for the year will be at the lower end of this range as a result of the Alvheim delay.

        The above discussion includes forward-looking statements with respect to the Alvheim/Vilje and Neptune development projects, the possibility of developing Blocks 31 and 32 offshore Angola and the timing and levels of our worldwide liquid hydrocarbon, natural gas and condensate production available for sale. Some factors that could potentially affect these forward-looking statements include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response, and other geological, operating and economic considerations. Except for the Alvheim/Vilje development, the foregoing forward-looking statements may be further affected by the inability to obtain or delay in obtaining necessary government and third-party approvals and permits. The possible developments on Blocks 31 and 32 could further be affected by presently known data concerning size and character of reservoirs, economic recoverability, future drilling success and production experience. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

Refining, Marketing and Transportation ("RM&T")

        In the first quarter of 2007, our total refinery throughput was four percent higher than the same quarter of 2006 and we expect refinery crude oil throughput during 2007 to exceed the record level we set in 2006. Our refining and wholesale marketing gross margin per gallon was higher in the first quarter of 2007 than the comparable period of 2006, however, the increase was primarily the result of the change in accounting for matching buy/sell arrangements effective April 1, 2006, as the sales volumes recognized during the first quarter of 2007 were less than the volumes that would have been recognized under previous accounting practices. Our refining and wholesale marketing gross margin averaged 12.46 cents per gallon in the first quarter of 2007 versus 11.37 cents per gallon in the first quarter of 2006. Our ethanol blending program increased to 37 thousand barrels per day ("mbpd") in the first quarter of 2007 from 30 mbpd in the first quarter of 2006. The future expansion or contraction of our ethanol blending program will be driven by the economics of the ethanol supply and changes in government regulations.

        Speedway SuperAmerica LLC ("SSA") increased same store merchandise sales by six percent and same store gasoline sales volume by three percent when compared to the first quarter of 2006. In addition, SSA's gasoline and distillates gross margin per gallon and merchandise gross margin were stronger in the first quarter of 2007.

        Construction of the Garyville refinery expansion commenced on schedule in early March 2007, including site clearing and preparation activities.

        The above discussion includes forward-looking statements with respect to projections of crude oil throughput and ethanol blending that could be affected by planned and unplanned refinery maintenance projects, the levels of refining margins and other operating considerations. These factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

Integrated Gas ("IG")

        Our significant integrated gas activities during the first quarter of 2007 related to the LNG production facility in Equatorial Guinea. Commissioning of the facility continues and the first shipments of LNG are expected in the second quarter of 2007. We own a 60 percent interest in EGHoldings.

        Once the LNG production facility commences its principal operations and begins to generate revenue, EGHoldings will no longer be a variable interest entity ("VIE"). We consolidate EGHoldings because it is a VIE and we are its primary beneficiary. When it ceases to be a VIE we will no longer consolidate EGHoldings, despite the fact that we hold majority ownership, because the minority shareholders have rights limiting our ability to exercise control over the entity. When EGHoldings ceases to be a VIE, which is expected in the second quarter of 2007, we will account for our interest using the equity method of accounting.

        Together with our project partners, we have completed those portions of the front-end engineering and design for a potential second LNG production facility on Bioko Island, Equatorial Guinea that are required to support the near-term efforts for this project. We expect a final investment decision in 2008.

        The above discussion contains forward-looking statements with respect to the timing of production associated with the LNG facility in Equatorial Guinea and the possible expansion thereof. Factors that could affect the LNG production facility include unforeseen problems arising from commissioning of the facilities, unforeseen hazards such as weather conditions and other operating considerations such as shipping the LNG. In addition to these factors, other factors that could potentially affect the possible expansion of the current LNG production facility and the development of additional LNG capacity through additional projects include partner approvals, access to sufficient natural gas volumes through exploration or commercial negotiations with other resource owners and access to sufficient regasification capacity. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.

Corporate

        On April 25, 2007, our Board of Directors declared a two-for-one split of our common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of our common stock for each share of common stock held as of the close of business on the record date. Common stock and per share (except par value) information for all periods presented has been restated throughout this document to reflect the stock split.

Critical Accounting Estimates

        The preparation of financial statements in accordance with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from the estimates and assumptions used.

        Certain accounting estimates are considered to be critical if (1) the nature of the estimates and assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and (2) the impact of the estimates and assumptions on financial condition or operating performance is material.

        There have been no significant changes to our critical accounting estimates subsequent to December 31, 2006.

Management's Discussion and Analysis of Results of Operations

Change in Accounting for Matching Buy/Sell Transactions

        Matching buy/sell transactions arise from arrangements in which we agree to buy a specified quantity and quality of crude oil or refined product to be delivered to a specified location while simultaneously agreeing to sell a specified quantity and quality of the same commodity at a specified location to the same counterparty. Prior to April 1, 2006, all matching buy/sell transactions were recorded as separate sale and purchase transactions, or on a "gross" basis. Effective for contracts entered into or modified on or after April 1, 2006, the income effects of matching buy/sell transactions are reported in cost of revenues, or on a "net" basis, based on an accounting interpretation which clarified the circumstances under which a matching buy/sell transaction should be viewed as a single transaction involving the exchange of inventory. Transactions under contracts entered into before April 1, 2006 will continue to be reported on a "gross" basis. This accounting change had no effect on net income but the amounts of revenues and cost of revenues recognized after April 1, 2006 are less than the amounts that would have been recognized under previous accounting practices.

        Additionally, this accounting change impacts the comparability of certain operating statistics, most notably "refining and wholesale marketing gross margin per gallon." While this change does not have an effect on the refining and wholesale marketing gross margin (the numerator for calculating this statistic), sales volumes (the denominator for calculating this statistic) recognized after April 1, 2006 are less than the amount that would have been recognized under previous accounting practices because volumes related to matching buy/sell transactions under contracts entered into or modified on or after April 1, 2006 have been excluded. Accordingly, the resulting refining and wholesale marketing gross margin per gallon statistic will be higher than that same statistic calculated from amounts determined under previous accounting practices.

Consolidated Results of Operations

        Revenues for the first quarters of 2007 and 2006 are summarized by segment in the following table:

	First Quarter Ended March 31,
(In millions)	2007	2006

E&P	$1,849	$2,301
RM&T	11,084	14,212
IG	56	30

Segment revenues	12,989	16,543
Elimination of intersegment revenues	(141)	(203)
Gain on long-term U.K. natural gas contracts	21	78

Total revenues	$12,869	$16,418

Items included in both revenues and costs and expenses:
Consumer excise taxes on petroleum products and merchandise	$1,197	$1,165
Matching crude oil and refined product buy/sell transactions settled in cash:
E&P	–	11
RM&T	58	3,195

Total buy/sell transactions included in revenues	$58	$3,206

        E&P segment revenues decreased $452 million in the first quarter of 2007 from the comparable prior-year period. See Supplemental Statistics for information regarding net sales volumes and average realizations by geographic area. Decreased natural gas marketing activities account for the majority of the revenue decline. In addition, normal production rate declines, particularly for our Gulf of Mexico properties, caused domestic liquid hydrocarbon and natural gas sales volumes to decrease in the first quarter of 2007 compared to the first quarter of 2006. Our average realizations on domestic natural gas decreased 11 percent compared to the first quarter of 2006, while those on domestic liquid hydrocarbons were flat. Partially offsetting the decline in domestic revenue was an increase in revenues from our international operations. Liquid hydrocarbon sales volumes in Libya were higher in the first quarter of 2007 than in the comparable prior-year period due to the timing of liftings. The impact of increased liquid hydrocarbon sales volumes was partially offset by lower average realizations for both liquid hydrocarbons and natural gas and a 22 percent decline in natural gas sales volumes, primarily in Europe.

        Excluded from E&P segment revenues were gains of $21 million and $78 million for the first quarters of 2007 and 2006 related to long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. See Item 3. Quantitative and Qualitative Disclosures About Market Risk.

        RM&T segment revenues decreased $3.128 billion in the first quarter of 2007 from the comparable prior-year period primarily as a result of the change in accounting for matching buy/sell transactions effective April 1, 2006, discussed above. Excluding matching buy/sell transactions, RM&T segment revenues did not change significantly but reflected increases in refined product and crude oil sales volumes, merchandise revenue and excise taxes, which were almost entirely offset by decreases in the prices realized for refined products.

        For information on segment income, see Segment Results.

        Cost of revenues for the first quarter of 2007 decreased $217 million from the comparable prior-year period, primarily as a result of the decreased natural gas marketing activities discussed above.

        Purchases related to matching buy/sell transactions decreased $3.172 billion in the first quarter of 2007 from the comparable prior-year period as a result of the change in accounting for matching buy/sell transactions effective April 1, 2006, discussed above.

        Net interest and other financing costs (income) reflected a net $19 million of income for the first quarter of 2007, a favorable change of $42 million from the net $23 million expense in the comparable prior-year period. The favorable changes included greater capitalized interest, increased interest income due to higher average cash balances and foreign currency exchange gains.

        Provision for income taxes in the first quarter of 2007 decreased $67 million from the comparable prior-year period primarily due to the $121 million decrease in income from continuing operations before income taxes. The following is an analysis of the effective tax rates for the first quarters of 2007 and 2006:

	First Quarter Ended March 31,
	2007	2006

Statutory U.S. income tax rate	35%	35%
Effects of foreign operations, including foreign tax credits	11	11
State and local income taxes, net of federal income tax effects	2	2
Other tax effects	(2)	(1)

Effective income tax rate for continuing operations	46%	47%

        Discontinued operations in the first quarter of 2006 reflects the operations of our former Russian oil exploration and production businesses which were sold in June 2006. See Note 3 to the consolidated financial statements, for additional information.

Segment Results

        Segment income for the first quarters of 2007 and 2006 is summarized in the following table.

	First Quarter Ended March 31,
(In millions)	2007	2006

E&P:
United States	$150	$245
International	235	220

E&P segment	385	465
RM&T	345	319
IG	19	8

Segment income	749	792
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(43)	(66)
Gain on long-term U.K. natural gas contracts	11	45
Discontinued operations	–	13

Net income	$717	$784

        United States E&P income in the first quarter of 2007 decreased $95 million, or 39 percent, compared to the first quarter of 2006. Pretax income decreased $150 million and the effective income tax rate increased slightly from 37 percent to 38 percent. The decrease in pretax income was primarily the result of revenue decreases from lower liquid hydrocarbon and natural gas sales volumes and realized natural gas prices as discussed above.

        International E&P income in the first quarter of 2007 increased $15 million, or 7 percent, from the first quarter of 2006, primarily due to the effective income tax rate decline from 60 percent to 58 percent. International pretax income was flat as a decrease in exploration expenses and an increase in revenues from higher liquid hydrocarbon sales volumes, primarily in Libya and Equatorial Guinea, were mostly offset by declines in natural gas sales volumes and in realized prices for liquid hydrocarbons and natural gas.

        RM&T segment income in the first quarter of 2007 increased $26 million, or 8 percent, from the first quarter of 2006. Pretax income increased $20 million and the effective income tax rate declined from 39 percent to 36 percent. The increase in RM&T pretax income is primarily a result of increases in SSA's gasoline and distillates gross margin and merchandise gross margin. The SSA gasoline and distillates gross margin averaged 12.17 cents per gallon in the first quarter of 2007 compared to 10.55 cents per gallon in the first quarter of 2006, while the merchandise gross margin grew to $160 million in the first quarter of 2007 from $148 million in the first quarter of 2006.

        IG segment income in the first quarter of 2007 increased $11 million, or 137 percent, from the first quarter of 2006 primarily as a result of increased income from Atlantic Methanol Production Company LLC ("AMPCO"). Average methanol prices realized by AMPCO were 48 percent higher in the first quarter of 2007 than they were in the comparable quarter of 2006.

Management's Discussion and Analysis of Cash Flows and Liquidity

Cash Flows

        Net cash provided from operating activities totaled $1.026 billion in the first quarter of 2007, compared to $240 million in the first quarter of 2006. The $786 million increase reflects the impact of various working capital changes during the quarters.

        Net cash used in investing activities totaled $711 million in the first quarter of 2007, compared to $987 million in the first quarter of 2006. Capital expenditures were $737 million compared to $572 million for the comparable prior-year period, with the increased spending related primarily to the Neptune development project in the E&P segment and the Garyville refinery expansion in the RM&T segment. For information regarding capital expenditures by segment, refer to Supplemental Statistics. Cash paid for acquisitions in the first quarter of 2006 were $527 million, primarily related to the initial $520 million payment associated with our re-entry into Libya.

        Net cash used in financing activities was $555 million in the first quarter of 2007, compared to $604 million in the first quarter of 2006. Significant uses of cash in financing activities during both periods included stock repurchases and dividend payments. In 2006, we also repaid our $300 million 6.65% notes that matured during that quarter.

Dividends to Stockholders

        On April 25, 2007, our Board of Directors declared a dividend of 24 cents per share on our common stock, payable June 11, 2007, to stockholders of record at the close of business on May 16, 2007.

Derivative Instruments

        See Item 3. Quantitative and Qualitative Disclosures About Market Risk for a discussion of derivative instruments and associated market risk.

Liquidity and Capital Resources

        Our main sources of liquidity and capital resources are internally generated cash flow from operations, committed credit facilities and access to both the debt and equity capital markets. Our ability to access the debt capital market is supported by our investment grade credit ratings. Our senior unsecured debt is currently rated investment grade by Standard and Poor's Corporation, Moody's Investor Services, Inc. and Fitch Ratings with ratings of BBB+, Baa1 and BBB+. Because of the liquidity and capital resource alternatives available to us, including internally generated cash flow, we believe that our short-term and long-term liquidity is adequate to fund operations, including our capital spending programs, stock repurchase program, repayment of debt maturities and any amounts that may ultimately be paid in connection with contingencies.

        We have a committed $2.0 billion revolving credit facility with third-party financial institutions terminating in May 2011. We are in the process of working with the third-party financial institutions to extend the term of the revolving credit facility by one year to May 2012. We expect an amendment reflecting such one year extension will be executed during the second quarter of 2007 At March 31, 2007, there were no borrowings against this facility and we had no commercial paper outstanding under our U.S. commercial paper program that is backed by the revolving credit facility.

        The Gulf Opportunity Zone Act of 2005 established certain incentives to support the rebuilding of local and regional economies in Louisiana, Mississippi and Alabama that were impacted by the hurricanes of 2005. Included in the impacted area is St. John the Baptist Parish, where our Garyville, Louisiana, refinery is located. The Louisiana State Bond Commission has approved the parish's application to issue up to $1 billion of bonds associated with the Garyville refinery expansion. Upon obtaining final approvals, we expect the parish to issue the bonds by the end of the third quarter of 2007. Following the issuance, the proceeds will be trusteed and disbursed to us upon our request for reimbursement of expenditures related to the Garyville refinery expansion. We will be solely obligated to service the principal and interest payments associated with the bonds.

        During 2006 we entered into a loan agreement which allows borrowings of up to $525 million from the Norwegian export credit agency based upon the amount of qualifying purchases of goods and services that we make from Norwegian suppliers. The loan agreement allows us to select either a fixed or LIBOR-based floating interest rate at the time of the initial drawdown and a five-year or eight and one half-year repayment term. The agreement allows an initial drawdown in June 2007 and we intend to draw the entire $525 million available at that date.

        As of March 31, 2007, there was $1.7 billion aggregate amount of common stock, preferred stock and other equity securities, debt securities, trust preferred securities or other securities, including securities convertible into or exchangeable for other equity or debt securities, available to be issued under our $2.7 billion universal shelf registration statement filed in 2002.

        Our cash-adjusted debt-to-capital ratio (total debt-minus-cash to total debt-plus-equity- minus-cash) was seven percent at March 31, 2007, compared to six percent at year-end 2006 as shown below. This includes $517 million of debt that is serviced by United States Steel Corporation ("United States Steel").

(Dollars in millions)	March 31, 2007	December 31, 2006

Long-term debt due within one year	$873	$471
Long-term debt	2,654	3,061

Total debt	$3,527	$3,532

Cash	$2,347	$2,585
Equity	$14,792	$14,607

Calculation:
Total debt	$3,527	$3,532
Minus cash	2,347	2,585

Total debt minus cash	1,180	947

Total debt	3,527	3,532
Plus equity	14,792	14,607
Minus cash	2,347	2,585

Total debt plus equity minus cash	$15,972	$15,554

Cash-adjusted debt-to-capital ratio	7%	6%

        Our opinions concerning liquidity and our ability to avail ourselves in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. If this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that affect the availability of financing include our performance (as measured by various factors including cash provided from operating activities), the state of worldwide debt and equity markets, investor perceptions and expectations of past and future performance, the global financial climate, and, in particular, with respect to borrowings, the levels of our outstanding debt and credit ratings by rating agencies. The availability of the Gulf Opportunity Zone bonds could further be affected by the inability to obtain or delay in obtaining the necessary government approvals.

Stock Repurchase Program

        Our Board of Directors has authorized a common share repurchase program totaling $2.5 billion. As of March 31, 2007, we had repurchased 51.6 million common shares at a cost of $2.150 billion. We anticipate completing the remaining purchases during the first half of 2007. Purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. We will use cash on hand, cash generated from operations or cash from available borrowings to acquire shares. This program may be changed based upon our financial condition or changes in market conditions and is subject to termination prior to completion.

        The forward-looking statements about our common stock repurchase program are based on current expectations, estimates and projections and are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Some factors that could cause actual results to differ materially are changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of our production or refining operations due to unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other operating and economic considerations.

Contractual Cash Obligations

        As of March 31, 2007, our purchase obligations under crude oil, refinery feedstock, refined product and ethanol contracts increased approximately $1.401 billion from December 31, 2006, primarily as a result of higher refined product volumes. Otherwise, there have been no significant changes to our obligations to make future payments under existing contracts subsequent to December 31, 2006. The portion of our obligations to make future payments under existing contracts that have been assumed by United States Steel has not changed significantly subsequent to December 31, 2006.

Off-Balance Sheet Arrangements

        Off-balance sheet arrangements comprise those arrangements that may potentially impact our liquidity, capital resources and results of operations, even though such arrangements are not recorded as liabilities under generally accepted accounting principles. Although off-balance sheet arrangements serve a variety of our business purposes, we are not dependent on these arrangements to maintain our liquidity and capital resources; and we are not aware of any circumstances that are reasonably likely to cause the off-balance sheet arrangements to have a material adverse effect on our liquidity and capital resources. There have been no significant changes to our off-balance sheet arrangements subsequent to December 31, 2006.

Nonrecourse Indebtedness of Investees

        Certain of our investees have incurred indebtedness that we do not support through guarantees or otherwise. If we were obligated to share in this debt on a pro rata ownership basis, our share would have been $340 million as of March 31, 2007. Of this amount, $218 million relates to Pilot Travel Centers LLC ("PTC"). If any of these investees default, we have no obligation to support the debt. Our partner in PTC has guaranteed $75 million of the total PTC debt.

Obligations Associated with the Separation of United States Steel

        We remain obligated (primarily or contingently) for certain debt and other financial arrangements for which United States Steel has assumed responsibility for repayment under the terms of the Separation. (See the discussion of the Separation in our 2006 Annual Report on Form 10-K.) United States Steel's obligations to Marathon are general unsecured obligations that rank equal to United States Steel's accounts payable and other general unsecured obligations. If United States Steel fails to satisfy these obligations, we would become responsible for repayment. Under the Financial Matters Agreement, United States Steel has all of the existing contractual rights under the leases assumed from Marathon, including all rights related to purchase options, prepayments or the grant or release of security interests. However, United States Steel has no right to increase amounts due under or lengthen the term of any of the assumed leases, other than extensions set forth in the terms of the assumed leases.

        As of March 31, 2007, we have obligations totaling $556 million that have been assumed by United States Steel. Of this amount, obligations of $525 million and corresponding receivables from United States Steel were recorded on our consolidated balance sheet (current portion – $30 million; long-term portion – $495 million). The remaining $31 million was related to off-balance sheet arrangements and contingent liabilities of United States Steel.

Environmental Matters

        We have incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. If these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, our operating results will be adversely affected. We believe that substantially all of our competitors must comply with similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and whether it is also engaged in the petrochemical business or the marine transportation of crude oil, refined products and feedstocks.

        We are a defendant, along with many other companies with refining operations, in over 50 cases in 12 states alleging methyl-tertiary butyl ether ("MTBE") contamination in groundwater. We continue to defend these cases vigorously.

        There have been no other significant changes to our environmental matters subsequent to December 31, 2006.

Other Contingencies

        We are the subject of, or a party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to us. However, we believe that we will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to us. See Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.

Accounting Standards Not Yet Adopted

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It requires that unrealized gains and losses on items for which the fair value option has been elected be recorded in net income. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. For us, SFAS No. 159 will be effective January 1, 2008, and retrospective application is not permitted. Should we elect to apply the fair value option to any eligible items that exist at January 1, 2008, the effect of the first remeasurement to fair value would be reported as a cumulative effect adjustment to the opening balance of retained earnings. We are currently evaluating the provisions of this statement.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements but may require some entities to change their measurement practices. For us, SFAS No. 157 will be effective January 1, 2008. We are currently evaluating the provisions of this statement.